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                                  EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                      (Thousands except per share amounts)



                                                Three Months
                                             Ended September 30,
                                               1997       1996
                                             -------    -------
PRIMARY

  Average shares outstanding                  14,313     10,582

  Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                     876      1,053
                                             -------    -------

                            TOTAL             15,189     11,635
                                             -------    -------

  Net income                                 $ 3,751    $ 3,604
                                             -------    -------

  Per share amount                           $  0.25    $  0.31
                                             -------    -------

FULLY DILUTED

  Average shares outstanding                  14,313     10,582

  Net effect of dilutive stock options -
  based on the treasury stock method
  using the quarter-end market price,
  if higher than the average market price        915      1,161
                                             -------    -------

                            TOTAL             15,228     11,743
                                             -------    -------

  Net income                                 $ 3,751    $ 3,604
                                             -------    -------

  Per share amount                           $  0.25    $  0.31
                                             -------    -------
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